EXHIBIT 15.1b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No 333-156118) on Form F-3 of Aktiebolaget Svensk Exportkredit of our report dated March 27, 2008, except for Note 34 which is as of April 30 , 2009, relating to the restated consolidated balance sheet of Aktiebolaget Svensk Exportkredit and subsidiaries as of December 31, 2007, and the related restated consolidated statements of income, statements of recognized income and expenses and statements of cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008, annual report on Form 20-F of Aktiebolaget Svensk Exportkredit. Our report refers to the Company’s restatement of their consolidated balance sheet as of December 31 2007 and the related restated consolidated statements of income, statements of recognized income and expenses and statements of cash flows for each of the years in the two-year period then ended .

KPMG AB

/s/ Anders Linér
Anders Linér
Authorized Public Accountant

May 20, 2009
Stockholm, Sweden